EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record March Sales of $140.3 Million, an Increase of 17.6%
Comparable Store Sales Rise 7.5%

Warrendale, PA, April 7, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the five-week period ended April 3, 2004 increased 17.6% to $140.3 million, compared to $119.3 million for the five-week period ended April 5, 2003. Comparable store sales for the American Eagle Outfitters stores increased 7.6% for the March period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 7.5% for the month compared to the corresponding period ended April 5, 2003.

Total sales for the five-week period ended April 3, 2004 include $7.1 million from the Bluenotes/Thriftys operation, compared to $6.0 million for the corresponding period last year. The 17.3% sales increase was due primarily to the strengthening of the Canadian dollar compared to a year ago and a comparable store sales increase of 6.2% in March. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the nine-week period ended April 3, 2004 increased 21.3% to $234.9 million, compared to $193.6 million for the nine-week period ended April 5, 2003. Comparable store sales for the American Eagle Outfitters stores increased 10.5% for the nine-week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 10.4% for the period compared to the corresponding period ended April 5, 2003.

Total sales for the nine-week period include $12.1 million from the Bluenotes/Thriftys operation, compared to $10.0 million for the corresponding period last year. The 21.3% sales increase was due primarily to the strengthening of the Canadian dollar compared to a year ago and a comparable store sales increase of 8.7% for the period. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

The Company continues to expect first quarter earnings to be in the range of $0.25 to $0.30 per share, which compares to $0.09 per share in the first quarter last year.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

The Company will report first quarter financial results on Thursday, May 13th 2004. To listen to the 9:00 a.m. EST conference call, please dial 800-601-0864, or go to the company's web-site ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 742 AE stores in 49 states, the District of Columbia and Puerto Rico, 65 AE stores in Canada, and 109 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our April sales and first quarter financial plans may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857